Exhibit 16.1

September 19, 2019

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Teardroppers, Inc.

Commission File No. 333-177792

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated September 19, 2019 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

/s/ Haynie and Company

Haynie and Company